PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into effective as of March 23, 2015, by and between JOHNSON BANK a banking corporation organized and existing under the laws of the State of Wisconsin ("Seller"), and AINA LE'A INC., a Delaware corporation ("Buyer"), on the following terms and conditions:

RECITALS

A. Seller is the owner of two tracts of land located south of Lake Pleasant in Maricopa County, Arizona. The first tract encompasses approximately 211 acres contained in 4 parcels (commonly known as Tax Parcel Nos. 201-24-004H, 201-24-004J, 201-24-004K and 201-24-004L); the second tract consists of approximately 244 acres contained in one parcel (commonly known as Tax Parcel No. 201-25-001A); all as more particularly described on Exhibit "A" attached hereto and made a part hereof (the "**Real Property**").

B. Buyer desires to purchase the Property (as defined below) from Seller and Seller desires to sell the Property to Buyer, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, Seller and Buyer agree as follows:

ARTICLE 1
AGREEMENT OF THE PARTIES

1.1 Agreement. In consideration of the mutual promises and covenants set forth in this Agreement, Seller agrees to sell and Buyer agrees to buy the Property on the terms and conditions set forth in this Agreement.

1.2 Effectiveness of Agreement; Opening Date. This Agreement shall be effective when both Buyer and Seller have executed this Agreement. Within one (1) Business Day following the date of execution of this Agreement by both Buyer and Seller, Buyer shall deliver a fully executed copy of this Agreement to Thomas Title & Escrow, 7150 E. Camelback Road, Suite 195, Scottsdale, Arizona 85251 ("**Escrow Agent**"), together with (i) the Earnest Money Deposit required by Section 2.2(a), and (ii) evidence satisfactory to Seller in its sole and absolute discretion that Buyer has sufficient cash funds available to pay the Purchase Price at Closing (he "**Opening Date**"). Promptly upon receipt of those items, Escrow Agent shall notify Buyer and Seller in writing of the Opening Date.

1.3 Definition of Property. As used in this Agreement, the term "**Property**" shall mean all of Seller's right, title and interest, if any, in and to the following:

(a) The Real Property and all (i) all buildings, structures and improvements located thereon, including, without limitation, all fixtures and attached equipment, (ii) all privileges, rights, access, easements, interests, passages and other rights-of-way, reversions, remainders, development rights, well rights, water rights and air rights located on or pertaining to the Real Property; (iii) all oil, gas and mineral rights running with, located on, or pertaining to the Real Property and not previously reserved; and (iv) any other rights or privileges appurtenant to the Real Property or used in connection therewith;

(b) All outstanding shares of stock of Lake Pleasant Water Company, an Arizona corporation, and all outstanding shares of stock of Lake Pleasant Sewer Company, an Arizona corporation (collectively, the "**Utility Co. Stock**");

(c) Any water rights, utilities and entitlements acquired by Seller pursuant to the foreclosure of that Deed of Trust, Assignment of Leases and Rents, and Security Agreement dated December 21, 2007, and recorded December 21, 2007 at Recorder's No. 2007-1336595, official records of Maricopa County, Arizona and that UCC-1 Financing Statement filed on January 10, 2008, at File No. 2008-15224929, with the Arizona Secretary of State (including all rights to (i) that Type 2 Non-Irrigation Grandfathered Rights Certificate No. 58-100616.0002 and (ii) that Asset Purchase Agreement dated November __, 2005, by and among Lake Pleasant Water Company, an Arizona corporation; Lake Pleasant Sewer Company, an Arizona corporation; DLGC II, an Arizona limited liability company; and the City of Peoria, a municipal corporation organized and existing pursuant to the laws of the State of Arizona) (collectively, the "**Water Rights**"); and

(d) All personal property, both tangible and intangible, owned by Seller and located in or upon the Real Property, including without limitation fixtures, machinery, equipment, building supplies and materials; all assignable licenses, permits and certificates of occupancy related to the Real Property; and all books and records maintained in connection with the Real Property (collectively with the Utility Co. Stock and the Water Rights, the "**Personal Property**").

ARTICLE 2
PURCHASE PRICE AND PAYMENT TERMS

2.1 Purchase Price. The total purchase price for the Property is Eight Million One Hundred Seventy-Two Thousand Dollars ($8,172,000.00) (the "**Purchase Price**").

2.2 Payment. The Purchase Price shall be paid by Buyer as follows:

(a) Earnest Money. Within three (3) business days of delivery of the fully executed Agreement to Escrow Agent, Buyer agrees to deposit in escrow the sum of One Hundred Thousand Dollars ($100,000.00) as an earnest money deposit (the "**Earnest Money Deposit**"). After the expiration of the Feasibility Period (defined below), if Buyer has not timely terminated this Agreement as provided herein, the Earnest Money Deposit shall be non-refundable to Buyer, except in the event of a Seller default. The Earnest Money Deposit shall be applied to the Purchase Price at Closing.

(b) Cash Payment at Closing. On or before the Closing, Buyer agrees to deposit in escrow in the form of cash, cashier's check or wire transfer the amount of the balance of the Purchase Price.

2.3 Earnest Money Provisions.

(a) Manner of Payment; Deposit. All Earnest Money Deposits required by this Agreement shall be made by cashier's check payable to Escrow Agent or by wire transfer of immediately available funds to the account of Escrow Agent in the amount of the required Earnest Money Deposit. Escrow Agent is instructed to deposit all such payments in a federally-insured money market or other similar account, subject to

immediate withdrawal, at a bank or savings and loan institution located in Maricopa County, Arizona.

(b) Interest. Interest earned on the Earnest Money Deposit shall be retained in the escrow until the Closing, at which time such interest shall be paid to Seller and applied to the Purchase Price; provided, however, that if this Agreement is cancelled, the interest shall be paid to the party entitled to receive the Earnest Money Deposit.

(c) Disposition of Earnest Money.

(i.) If the Escrow closes, the Earnest Money Deposit in Escrow shall be credited against the Purchase Price.

(ii.) If the Agreement is cancelled and pursuant to the terms of this Agreement Seller becomes entitled to receive and retain the Earnest Money Deposit, Escrow Agent shall immediately pay to Seller the Earnest Money Deposit then in escrow.

(iii.) If the Agreement is cancelled and pursuant to the terms of this Agreement Buyer becomes entitled to a return of the Earnest Money Deposit, Escrow Agent shall immediately refund to Buyer the Earnest Money Deposit then in escrow.

2.4 Disbursements. At Closing, all amounts paid by Buyer on account of the Purchase Price, less any closing costs payable by Seller, shall be disbursed to Seller.

ARTICLE 3
ESCROW

3.1 Establishment of Escrow; Escrow Instructions. An escrow for this transaction (the "Escrow") shall be established with Escrow Agent, and Escrow Agent is engaged to administer the escrow. This Agreement constitutes escrow instructions to Escrow Agent. Should Escrow Agent require the execution of its standard form printed escrow instructions, Buyer and Seller agree to execute same; however, such instructions shall be construed as applying only to Escrow Agent's engagement, and if there are conflicts between the terms of this Agreement and the terms of the printed escrow instructions, the terms of this Agreement shall control.

3.2 Acceptance; Escrow Agent Not a Party. By accepting this Escrow, Escrow Agent agrees to be bound by the terms of this Agreement as they relate to the duties of Escrow Agent. However, such agreement does not constitute Escrow Agent as a party to this Agreement and no consent or approval from Escrow Agent shall be required to amend, extend, supplement, cancel or otherwise modify this Agreement except to the extent any such action increases the duties of Escrow Agent or exposes Escrow Agent to increased liability, in which case such action shall not be binding on Escrow Agent unless Escrow Agent has consented to the same in writing.

3.3 Cancellation Charges. If the Escrow fails to close because of Seller's default, Seller shall be liable for all customary escrow cancellation charges. If the Escrow fails to close because of Buyer's default, Buyer shall be liable for all customary escrow cancellation charges. If the escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of all customary escrow cancellation charges.

3.4 IRS Reporting. Escrow Agent agrees to be the designated "reporting person" under § 6045(e) of the U.S. Internal Revenue Code of 1986 as amended (the "**Code**") with respect to the real estate transaction described in this Agreement and to prepare, file and deliver such information, returns and statements as the U.S. Treasury Department may require by regulations or forms in connection with such requirements, including Form 1099-B.

ARTICLE 4
INFORMATION TO BE PROVIDED TO BUYER

4.1 Information and Other Items to Be Provided to Buyer. As soon as reasonably possible and no later than five (5) Business Days following the Opening Date, Seller will provide Buyer with the following (the "**Due Diligence Materials**"):

(a) Title Report. A current preliminary title report or commitment for title insurance (the "**Title Report**") on the Property prepared by Escrow Agent, accompanied by legible copies of all documents referred to in the Title Report.

(b) Survey. A copy of the most recent survey of the Property in Seller's possession, if any (the "**Survey**"). Buyer shall pay for the cost of any update or recertification of the Survey or any new survey Buyer desires, and Seller shall cooperate with Buyer's efforts in that regard provided that Seller does not incur any out-of-pocket costs.

(c) Studies and Reports. Copies of all engineering plans and reports, site plans, plats, architectural plans, drawings, test and inspection reports, environmental assessments, surveys, studies, contracts and agreements, leases and other materials in Seller's possession relating to the Property (including the Utility Co. Stock and the Water Rights), if any (but specifically excluding appraisal reports; internally-prepared memoranda, reports and analyses; attorney work-product and attorney-privileged materials; information relating to the litigation styled as Johnson Bank v. Donald R. Leo, Sr., et al., Maricopa County Superior Court Cause No. CV2013-011336; and any matters which Seller is prohibited from disclosing pursuant to any applicable law). Seller agrees to use reasonable efforts, at no cost to Seller, to acquire any additional documents reasonably requested by Buyer during the Feasibility Period.

4.2 Retention or Return of Information. If this Agreement is cancelled, all of the Due Diligence Materials delivered under Section 4.1 will be returned to Seller; otherwise, Buyer may retain such Due Diligence Materials.

ARTICLE 5
CONDITIONS TO CLOSING

5.1 Conditions to Buyer's Obligation to Close. Buyer's obligations to close this transaction are subject to the satisfaction of the following conditions on and as of the Closing, unless an earlier date is specified:

(a) Title Review. Buyer is satisfied with the status of title to the Property as disclosed by the Title Report and the Survey.

(i) Buyer shall have sixty (60) days following the Opening Date (the "**Feasibility Period**") in which to review and to give Seller and Escrow Agent written notice of any title exception or Survey matter which is unacceptable to

Buyer (each such matter or exception, a "**Disapproved Matter**"). If Buyer does not object to an exception to title as disclosed by the Title Report within the applicable time period, such matter or exception shall be deemed to have been approved by Buyer.

(ii) If Buyer gives timely notice of any Disapproved Matter, Seller shall have the option to cancel the Escrow, or if Seller elects, Seller shall have until the Closing to eliminate the Disapproved Matters or to obtain title insurance endorsements satisfactory to Buyer against such Disapproved Matters, it being understood and agreed, however, that Seller shall have no duty whatsoever to eliminate or secure a title endorsement against any such Disapproved Matter.

(iii) If Seller does not eliminate all of the Disapproved Matters or obtain title insurance endorsements against such Disapproved Matters on or before the Closing, Buyer's sole and exclusive remedy shall be to either (A) cancel this Agreement by giving written notice of cancellation to Seller and Escrow Agent on or before the Closing, or (B) waive its objections to the Disapproved Matters and proceed to close with such Disapproved Matters thus being conclusively deemed to have been approved by Buyer.

(iv) The matters shown in the Title Report (other than standard printed exceptions and exclusions that will be included in the title policy) that are approved or deemed approved by Buyer in accordance with this Section 5.1(a), and any other matters approved by Buyer in writing, are referred to in this Agreement as the "**Approved Title Exceptions.**" Notwithstanding anything in this Agreement to the contrary, title to the Property shall be delivered to Buyer at the Closing free and clear of all monetary liens and encumbrances (other than the lien for current real property taxes not yet due and payable) and such monetary liens and encumbrances shall be released from the Property by Seller at Seller's sole expense on or before the Closing. All such liens and encumbrances are disapproved for the purposes of this Section, and Buyer need not give any further notice of disapproval as to those items.

(b) Buyer's Investigations. Buyer is satisfied with Buyer's investigations and inspections with respect to the Property and this transaction. In that regard:

(i) Buyer, at its sole expense, shall have the right to conduct feasibility, economic, environmental, engineering and physical studies of the Property (the "**Inspections**"), at any reasonable time, prior to the expiration of the Feasibility Period. Buyer and its duly authorized agents or representatives shall be permitted, upon giving prior notice to Seller, to enter upon the Property at all reasonable times during the Feasibility Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable. Buyer agrees to return the Property to its original condition, to promptly discharge any liens that may be imposed against the Property as a result of Buyer's Inspections, and to defend, indemnify and hold Seller harmless for, from, and against all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys' fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections performed by Buyer, which indemnification obligation shall survive the Close of Escrow.

(ii) Buyer shall have until the expiration of the Feasibility Period to approve or disapprove of the Inspections and the condition and suitability of the Property, in its sole and absolute discretion. Buyer shall deliver to Seller written notice of approval of the Inspection or cancellation of the Agreement on or before the expiration of the Feasibility Period; provided, that if Buyer fails to deliver notice of approval to Seller prior to the expiration of the Feasibility Period, Buyer will be deemed to have disapproved the Property and to have elected to cancel the Agreement under this provision.

(iii) Seller agrees that as part of the Inspections, Buyer shall be permitted and entitled to contact and communicate with the Seller's former borrower and preceding owner of the Property and any affiliate, partner or member thereof including, without limitation, DLGC II, LLC, Lake Pleasant Group, LLC or any of their respective members, partners, managers or employees regarding the Property and the transaction. Further, as part of the Inspections, Buyer shall be permitted and entitled to contact and communicate with any governmental authority, official or employee regarding the Property and the transaction.

(c) Should this Agreement be cancelled pursuant to Section 5.1(a) or (b) prior to the expiration of the Feasibility Period, Buyer shall be entitled to a refund of the Earnest Money Deposit, which shall be promptly paid to Buyer by Escrow Agent upon receipt of the written notice of cancellation under Section 5.1(a) or (b). Should this Agreement be cancelled by Buyer after the expiration of the Feasibility Period, Seller shall be entitled to retain the Earnest Money Deposit, which shall promptly be paid to Seller by Escrow Agent upon receipt of the written notice of cancellation.

(d) Escrow Agent Prepared to Close and Issue Title Policy. Escrow Agent is prepared to close the transactions contemplated by this Agreement and is unconditionally committed to issue (or cause to be issued) the Title Policy in the form required by this Agreement.

(e) Truthfulness of Representations. Seller's representations and warranties set forth in this Agreement are true, complete and correct on and as of the Closing.

(f) Full Compliance. Seller has fully performed all of its obligations to be performed by Seller on or before Closing.

5.2 Conditions to Seller's Obligation to Close. Seller's obligation to close this transaction is subject to the satisfaction of the following conditions on and as of the Closing, unless an earlier date is specified:

(a) Truthfulness of Representations. Buyer's representations and warranties set forth in this Agreement are true, complete and correct on and as of the Closing.

(b) Full Compliance. Buyer has fully performed all of its obligations to be performed by Buyer on or before Closing

5.3 Delivery of Certain Items to Seller. If this Agreement is cancelled by either party for any reason other than a default by Seller, Buyer shall provide to Seller, at no cost to Seller, and without any representation or warranty as to the contents thereof, copies of all third-party

feasibility studies, reports, surveys, or any other similar items obtained or created by third parties for Buyer in connection with its investigations, inspections and reviews of the Property.

ARTICLE 6
CLOSING

6.1 Time of Closing. The Closing of this transaction and Escrow (referred to in this Agreement as the "**Closing**") shall occur on or before the date which is thirty (30) days following the expiration of the Feasibility Period, at the offices of Escrow Agent shown above.

6.2 Closing Statements. Prior to Closing, Escrow Agent will prepare separate closing settlement statements for Seller and Buyer, reflecting the various charges, prorations and credits applicable to such party, as provided in this Agreement, and provide Seller with a copy of Seller's closing settlement statement and Buyer with a copy of Buyer's closing settlement statement. Prior to Closing, Seller shall have the right to review and approve its closing settlement statement to insure that such settlement statement conforms to the terms of this Agreement, and the settlement statement for Seller, as approved by Seller, is referred to in this Agreement as the "**Seller Closing Settlement Statement**". Prior to Closing, Buyer shall have the right to review and approve its closing settlement statement to insure that such settlement statement conforms to the terms of this Agreement, and the settlement statement for Buyer, as approved by Buyer, is referred to in this Agreement as the "**Buyer Closing Settlement Statement**".

6.3 Seller's Closing Documents. On or before the Closing, Seller shall deposit into Escrow the following documents, each of which shall have been duly executed and, where appropriate, acknowledged:

(a) A special warranty deed, in the form attached hereto as Exhibit "B", conveying the Real Property to Buyer, subject only to the Approved Title Exceptions and all matters which an accurate survey of the Real Property or a physical inspection of the Real Property would disclose, to be delivered to Buyer at the Closing;

(b) An affidavit of value as required by law, to be delivered to Buyer at the Closing;

(c) A certification to Buyer and Escrow Agent, in the form attached hereto as Exhibit "C", certifying that Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of Section 1445 and 7701 of the Code and the related Treasury Regulations, to be delivered to Buyer at the Closing;

(d) A Bill of Sale, in the form attached hereto as Exhibit "D", conveying the Personal Property to Buyer, to be delivered to Buyer at the Closing;

(e) A Quit Claim Stock Transfer Agreement, in the form attached hereto as Exhibit "E", conveying Seller's interest, if any, in the outstanding shares of stock in the Lake Pleasant Water Company and the Lake Pleasant Sewer Company;

(f) Seller's resignation as officer and director of the Lake Pleasant Water Company and the Lake Pleasant Sewer Company; and

(g) Such other documents as may be necessary or appropriate to transfer and convey all of the Property to Buyer and to otherwise consummate this transaction in accordance with the terms of this Agreement.

6.4 Buyer's Closing Documents. On or before the Closing, Buyer shall deposit into escrow the following documents for delivery to Seller at the Closing, each of which shall have been duly executed and, where appropriate, acknowledged:

(a) A counterpart of the affidavit of value as required by law; and

(b) Such other documents as may be necessary or appropriate to consummate this transaction in accordance with the terms of this Agreement.

6.5 Title Policy.

(a) Standard Owner's Coverage. Seller shall cause Escrow Agent to issue or commit to issue to Buyer a standard owner's policy of title insurance issued in the full amount of the Purchase Price, effective as of the Closing, insuring Buyer that fee simple title to the Property is vested in Buyer, subject only to the usual printed exceptions and exclusions contained in such title insurance policies and to the Approved Title Exceptions. The premium for a standard owner's title insurance policy shall be paid by Seller at Closing.

(b) Extended Coverage. At any time prior to Closing, Buyer may elect to receive an extended coverage owner's policy and may request title insurance endorsements not otherwise provided by Seller in accordance with Section 5.1(a)(ii), in which case Buyer shall be responsible for satisfying, at its cost and prior to Closing, Escrow Agent's requirements for such additional coverage or endorsements, and at Closing, Buyer shall pay the difference between the premium for such policy and any special endorsements requested by Buyer and the premium for a standard coverage policy in the amount of the Purchase Price. In no event shall the Closing be conditioned upon or extended because of Buyer's election of extended coverage or such special endorsements.

6.6 Closing Costs and Prorations.

(a) Escrow Charges. Upon the Closing, Seller and Buyer each agree to pay one-half of the Escrow charges.

(b) Other Closing Costs. All recording and other costs of Closing shall be allocated between Seller and Buyer in accordance with the standard custom and practice of Escrow Agent.

(c) Prorations. Rents, real estate taxes and assessments, property owners' association assessments and utilities shall be prorated in Escrow as of the Closing, based upon the latest available information, except that any taxes or assessments then owing, shall be paid in full by Seller, or deducted from Seller's proceeds at the Closing and evidence of the same shall be delivered to Escrow Agent on or prior to the Closing. Any utility deposits or refunds of taxes paid for prior years shall inure to the benefit of Seller.

(d) Method of Payment. All closing costs, prorations and commissions payable by Seller shall be deducted from Seller's proceeds at the Closing. On or before the Closing, Buyer shall deposit with Escrow Agent immediately available funds in an amount sufficient to pay all closing costs payable by Buyer.

6.7 Payments and Disbursements to Be Handled through Escrow. Except as otherwise provided herein, the various charges, credits and prorations contemplated by this Agreement will be handled by Escrow Agent through the Escrow by appropriate charges and credits to Buyer and Seller and will be reflected in the Seller Closing Settlement Statement or the Buyer Closing Settlement Statement, as appropriate. All amounts payable pursuant to this Agreement will be paid to Escrow Agent for disposition through the Escrow. Escrow Agent is authorized to make all disbursements to the parties and to third parties contemplated by this Agreement from funds deposited for those purposes, as necessary or appropriate to close this transaction and as set forth in the Seller Closing Settlement Statement and the Buyer Closing Settlement Statement.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 Seller's Representations. Seller represents and warrants to Buyer as follows:

(a) Organizational Status. Seller is duly organized, validly existing and in good standing under the laws of the State of Wisconsin, is qualified to do business in the State of Arizona, and has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of Seller have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement.

(b) Entity Action. All entity action on the part of Seller and its constituents which is required for the execution, delivery and performance by Seller of this Agreement and each of the documents and agreements to be delivered by Seller at the Closing has been duly and effectively taken.

(c) Enforceability. This Agreement and each of the documents and agreements to be delivered by Seller at the Closing constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity.

(d) Sole Owner. Seller is the sole owner of fee simple interest to the Real Property. Seller shall not take any action to affect title to the Real Property while this Agreement is in effect, and the sole and exclusive possession of the Real Property shall be delivered to Buyer on or before the date of Closing and there shall be no leases or other rights to occupancy in effect at Closing.

(e) No Third-Party Rights. There are no leases, occupancy agreements, easements, licenses or other agreements which grant third-parties any possessory or usage rights to all or any part of the Real Property, except as disclosed on the Title Report.

(f) Litigation. To Seller's knowledge, (a) there are no actions, investigations, suits or proceedings pending or threatened that affect the Real Property, or the ownership or operation thereof, and (b) there are no judgments, orders, awards or decrees currently in effect against Seller with respect to the ownership or operation of the Real Property which have not been fully discharged prior to the date of this Agreement.

(g) No Violations of Environmental Laws. To Seller's knowledge, except as disclosed in the Due Diligence Materials (i) the Real Property is not in violation nor is it currently under investigation for violation of any Environmental Laws (as defined in Section 7.4(a) below. Seller hereby non-exclusively assigns to Buyer as of the Close of Escrow all claims, counterclaims, defenses and actions, whether at common law or pursuant to any other applicable federal, state or other laws which Seller may have against any third party or parties relating to the existence or presence of any Hazardous Substance (as defined below) in, at, on, under or about the Real Property.

(h) Due Diligence Materials. To Seller's knowledge, the Due Diligence Materials are accurate and Seller is not aware of any material misstatements or materially inaccurate information contained therein.

As used herein, the phrase "to Seller's knowledge" or any similar phrase shall mean to the actual knowledge of Robert Parsons, Senior Vice President of Special Assets of Seller, without any duty of independent inquiry or investigation.

7.2 Buyer's Representations. Buyer represents and warrants to Seller as follows:

(a) Organizational Status. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the state of Arizona, and has full power and authority to enter into and to perform its obligations under this Agreement. The person(s) executing this Agreement on behalf of Buyer have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement.

(b) Entity Action. All entity action on the part of Buyer and its constituents which is required for the execution, delivery and performance by Buyer of this Agreement and each of the documents and agreements to be delivered by Buyer at the Closing has been duly and effectively taken.

(c) Enforceability. This Agreement and each of the documents and agreements to be delivered by Buyer at the Closing, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general

principles of equity (regardless of whether enforcement is sought in a court of law or equity).

(d) Source of Funds. Buyer has sufficient cash funds available to pay the Purchase Price on the Closing Date.

7.3 Survival. All of the representations of Seller and Buyer set forth in this Agreement shall be true upon the Execution Date, shall be deemed to be repeated at and as of the Closing Date and shall survive the delivery of the Deed and the Closing for a period of one (1) year.

7.4 No Representation or Warranty as to Property.

(a) No Warranty Except as Set Forth Herein. Buyer acknowledges that Seller makes no warranty, representation or covenant regarding the matters herein (except as expressly set forth herein), all other warranties, representations and covenants being expressly disclaimed. Except as expressly set forth herein, Buyer acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to: (A) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (B) the income to be derived from the Property; (C) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon; (D) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (E) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (F) the manner or quality of the construction or materials, if any, incorporated into the Property; (G) the manner, quality, state of repair or lack of repair of the Property; (H) the Utility Company Stock; (I) the Water Rights; or (J) any other matter with respect to the Property, and specifically, that Seller has not made, does not make, and specifically disclaims any representations regarding compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including without limitation the presence of any asbestos, petroleum and petroleum by-products, urea formaldehyde foam insulation, polychlorinated biphenyls, radon, any and all substances now or hereafter designated as "hazardous substances", "hazardous materials", "hazardous waste", "toxic substances", "solid waste", "toxic pollutant", "pollutant" as defined by any "environmental laws" (as hereinafter defined), and any substance now or hereafter regulated by any "environmental laws" (said substances are collectively herein defined as "Hazardous Substances"). "Environmental Laws" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et. seq., and any regulations promulgated thereunder; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., and any regulations promulgated thereunder; the Toxic Substances Control Act, 15 U.S.C. § 2601 et. seq., and any regulations promulgated thereunder; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et. seq., and any regulations promulgated thereunder; the Clean Air Act, 42 U.S.C. § 7401 et. seq., and any regulations promulgated thereunder; the Clean Water Act, 33 U.S.C. § 1251 et. seq., and any regulations promulgated thereunder; the Arizona Environmental Quality Act, A.R.S. § 49-101 through 49-1100, and any regulations promulgated thereunder; the Arizona Hazardous Waste Management Act, A.R.S. § 3-921 et. seq., and any

regulations promulgated thereunder; any amendments to the foregoing statutes and regulations; and any other similar statute, regulation or ordinance now or hereafter enacted. Buyer further acknowledges and agrees that having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Buyer further acknowledges and agrees that any information provided or to be provided by or on behalf of Seller or Seller's agents with respect to the Property, including without limitation the Due Diligence Materials, were obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee or other person unrelated to Seller. Except as expressly set forth herein, Buyer further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an **"as is"** and **"where is"** condition and basis, with all faults, defects and liabilities. Unless the Seller and Buyer specifically agree otherwise in writing, it is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that the Property is sold by Seller and purchased by Buyer subject to the foregoing. The provisions of this paragraph shall survive the closing.

(b) Buyer's Due Diligence; Waivers. No later than expiration of the Feasibility Period, Buyer will have inspected and investigated all aspects of the Property and the improvements thereon as Buyer deems necessary or appropriate to Buyer's complete satisfaction and will have observed the physical characteristics and existing conditions of the Property, the structural character, soundness and state of repair of buildings or other improvements on the Real Property and the operations on the Real Property and on adjacent areas. Except as arising from the express warranties and representations of Seller set forth in this Agreement, Buyer waives any and all objections to, complaints about, or claims regarding the Property, the suitability of the Property for any purpose whatsoever, and its physical characteristics and existing conditions, including, without limitation, objections to, complaints about, or claims regarding subsurface soil and water conditions, solid and hazardous waste and other Hazardous Substances, and endangered or protected plant or animal species on, under or adjacent to the Real Property (including federal, state or common law based actions and any private right of action under any Environmental Law). Buyer further assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Real Property and, except as arising from the express warranties and representations of Seller, the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Substances or other contaminants, may not have been revealed by its investigation.

ARTICLE 8
ADDITIONAL COVENANTS

8.1 Possession. Possession of the Property shall be delivered to Buyer upon the Closing.

8.2 Condemnation. If, prior to Closing, more than ten percent (10%) of the total square footage of the Property is taken by or under threat of condemnation or eminent domain (including by deed in lieu of condemnation) or Seller receives notice from any governmental

agency or other person with the power of eminent domain threatening the taking of more than ten percent (10%) of the total square footage of the Property (any such event being referred to as a "**Condemnation Event**"), Buyer may, at its election, cancel this Agreement by giving written notice of cancellation to Seller and Escrow Agent within five (5) days after Seller delivers to Buyer written notice of the occurrence of the Condemnation Event. If Buyer so elects to cancel this Agreement, then the Earnest Money Deposit will be returned to Buyer and the Agreement shall be cancelled. If, prior to Closing, there is a Condemnation Event with respect to ten percent (10%) or less of the total square footage of the Property or if Buyer elects to close the escrow notwithstanding the taking of more than ten percent (10%) of the total square footage of the Property, Buyer shall receive all awards or payments made to which Seller is entitled for such taking, and Buyer shall proceed to close the escrow and pay the total Purchase Price.

8.3 Risk of Loss. Except as otherwise provided in Section 5.1(b), the risk of loss or damage to the Property and all liability to third persons until the Closing shall be borne by Seller. In case of material loss or damage to the Property prior to the Closing, Seller shall have the option to fully restore the Property, and if Seller elects to restore, the Closing shall be extended for a reasonable period of time following the loss or damage in order to permit Seller to fully restore the Property. If, however, Seller does not restore the Property prior to the Closing, as extended, then Buyer, at Buyer's option and as Buyer's sole and exclusive remedy, may either:

(a) Cancel this Agreement by giving written notice to Seller and Escrow Agent, in which case Buyer will be entitled to a return of the Earnest Money Deposit; or

(b) Proceed with the Closing and, at Buyer's option, either receive a mutually agreed abatement of the Purchase Price or be entitled to Seller's rights to all insurance proceeds.

8.4 Management of Property During Escrow. Prior to Closing, Seller shall not enter into any leases or other agreements affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Seller shall terminate all service and management agreements affecting the Property at Closing.

ARTICLE 9
BROKERAGE

9.1 Brokerage. Seller and Buyer each represent and warrant to the other that, other than City to City Commercial and Insight Land & Investments (who will split equally a commission of four percent (4%) of the Purchase Price, pursuant to a separate written agreement with Seller), neither Seller nor Buyer has contracted for or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker's, finder's or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Paragraph.

ARTICLE 10
DEFAULTS AND REMEDIES

10.1 Seller's Remedies. If there is any default by Buyer under this Agreement, following notice to Buyer and ten (10) days thereafter, during which period Buyer may cure the default, Seller may, as its sole and exclusive remedy, declare this Agreement terminated by notifying Buyer and Escrow Agent in writing, in which case the Earnest Money Deposit then in Escrow shall be paid to Seller as liquidated damages as a reasonable estimate of Seller's damages and not a penalty, the amount of actual damages being extremely difficult to calculate, and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The foregoing notwithstanding, no right to cure shall extend Closing.

10.2 Buyer's Remedies. If there is any default by Seller under this Agreement, following notice to Seller and ten (10) days thereafter, during which period Seller may cure the default, Buyer may, at its option and as its sole and exclusive remedy, either (a) declare this Agreement terminated by notifying Seller and Escrow Agent in writing, in which case the Earnest Money Deposit then in Escrow shall be returned to Buyer without any further action required from either party, or (b) treat the Agreement as being in full force and effect and bring an action against Seller for specific performance, which action must be commenced by Buyer within ninety (90) days following the date of the expiration of any applicable cure period for the default by Seller which action, if not commenced within such ninety (90) day period, shall be forfeited by Buyer and Buyer shall be deemed to have elected option (a) hereinabove.

ARTICLE 11
GENERAL PROVISIONS

11.1 Assignment. Without the express prior written consent of Seller, which may be granted or withheld in Seller's sole and absolute discretion, Buyer may not assign any or all of its rights and obligations under this Agreement to any one or more persons or entities; provided, however, Seller's consent shall not be required in connection with an assignment by Buyer to an affiliate of Buyer, the majority interests of which are owned and controlled by Buyer or a majority shareholder or director of Buyer. In the event of any assignment, absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder.

11.2 Binding Effect. The provisions of this Agreement are binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

11.3 Attorneys' Fees. If any action is brought by either party with respect to its rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, expert witness fees and court costs as determined by the court and not a jury.

11.4 Waivers. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provision of this Agreement intended for its benefit; provided, however, such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Agreement.

11.5 Notices. All notices shall be in writing and shall be made by personal delivery, facsimile or e-mail transmission, express delivery service, freight prepaid, or by certified mail,

postage prepaid, return receipt requested. Notices will be delivered or addressed to Seller and Buyer at the addresses set forth below or at such other address or number as a party may designate to the other party in writing. Any such notice shall be deemed to be given and received and shall be effective (a) on the date on which the notice is delivered, if notice is given by personal delivery; (b) on the date of actual receipt, if the notice is sent by express delivery service; (c) on the date on which it is received or rejected as reflected by a receipt if given by United States mail, addressed and sent as aforesaid; and (d) on the date of successful transmission of the entire notice in the case of facsimile or e-mail transmission, provided electronic confirmation of successful transmission is obtained and kept by the party giving notice. Any notice may be given by an attorney for a party on behalf of such party. Copies of any notice delivered hereunder shall also be delivered to:

If to Seller:	Johnson Bank 3131 E. Camelback Road Phoenix, AZ 85016 Attention: Robert Parsons Facsimile: (480) 367-2775 Email: rparsons@johnsonbank.com
with a copy to:	Kurt A. Peterson Ridenour, Hienton, P.L.L.C. 201 N. Central Avenue, Suite 3300 Phoenix, AZ 85004 Facsimile: (602) 254-8670 Email: kpeterson@rhlfirm.com
If to Buyer:	Aina Le'a Inc. 68-4747 Queen Ka'ahumanu Highway Kamuela, HI 96743 Attention: Robert Wessels Facsimile: (808) 443-0016 Email: bob@ainalea.com
with a copy to:	David Paltzik Paltzik Law, plc 7114 E. Stetson Drive, Suite 400 Scottsdale, Arizona 85251 Tel: (602) 553-4150 Email: Dave@Paltziklaw.com

11.6 Further Documentation. Each party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

11.7 Counterparts. This Agreement may be executed in counterparts (and by different parties to this Agreement in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The parties may execute and exchange counterparts of the signature pages by facsimile transmission or by electronic mail in "portable document format" form, and when so exchanged, such signature pages and

this Agreement shall be binding and effective for all purposes and treated in the same manner as if the parties had exchanged original, manually signed signature pages.

11.8 Governing Law; Interpretation. This Agreement shall be construed and interpreted in accordance with the laws of the State of Arizona. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors and assigns, as applicable, of any party hereto.

11.9 Construction. The captions of the Sections of this Agreement are for convenience only and shall not govern or influence the interpretation hereof. This Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

11.10 Partial Invalidity. If any portion of this Agreement is determined to be unconstitutional, unenforceable or invalid, such portion of this Agreement shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portion of this Agreement shall remain in full force and effect and shall, for all purposes, constitute the entire Agreement.

11.11 Time of Essence; Time Periods. Time is of the essence of this Agreement. If the final date of any period falls upon a day which is not a Business Day, then in such event the expiration date of such period shall be extended to the next Business Day.

11.12 Business Day. A Business Day shall be any day which is not a Saturday, Sunday or legal holiday under federal law or the laws of the State of Arizona.

11.13 Entire Agreement. This Agreement constitutes the entire agreement between and reflects the reasonable expectations of the parties pertaining to the subject matter hereof. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are hereby superseded and merged herein. No change or addition is to be made to this Agreement except by a written agreement executed by all of the parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first above written.

SELLER:

JOHNSON BANK, a banking corporation organized and existing under the laws of the State of Wisconsin

By: ROBERT PARSONS

Its: S.V.P.

BUYER:

AINA LE'A, INC.,
a Delaware corporation

By: ________________

Its: C.E.O.

ACCEPTED AND AGREED TO
this 23 day of March, 2015:

THOMAS TITLE & ESCROW

By: ________________

Its: EVP

EXHIBIT A
Legal Description of the Property

[see attached legal description]

EXHIBIT B
Form of Special Warranty Deed

WHEN RECORDED RETURN TO:

AINA LE'A INC.

____

____

SPECIAL WARRANTY DEED

JOHNSON BANK, a banking corporation organized and existing under the laws of the State of Wisconsin ("Grantor"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby convey to AINA LE'A INC., a Delaware corporation, all of Grantor's right, title and interest in that certain real property, together with all of Grantor's interest, if any, in any improvements and fixtures located thereon, and all rights and appurtenances pertaining thereto, situated in Maricopa County, Arizona, and legally described as follows:

See Exhibit A attached hereto and made a part hereof.

SUBJECT to all taxes and other assessments, reservations in patents and all easements, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities as may appear of record, and all matters which an accurate survey of the property or a physical inspection of the property would disclose, Grantor warrants the title against the acts of Grantor and none other.

DATED as of the ___ day of _______________, 2015.

JOHNSON BANK, a banking corporation
organized and existing under the laws of
the State of Wisconsin

By: ______________________________

Its: ____________________________

STATE OF ARIZONA)
) ss.
County of Maricopa)

The foregoing instrument was acknowledged before me this ___ day of _________, 2015, by ____________________________, the ______________________________ of Johnson Bank.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

____
Notary Public

Description of document this notarial certificate is being attached to:	
Type/Title	Special Warranty Deed
Date of Document	______________, 2015
Number of Pages	_____
Add'l. Signers (other than those named in the notarial certificate)	None

EXHIBIT C

FIRPTA CERTIFICATION

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform AINA LE'A INC., a Delaware corporation ("Transferee"), that withholding of tax is not required upon the disposition of a U.S. real property interest by JOHNSON BANK, a banking corporation organized and existing under the laws of the State of Wisconsin ("Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations.

2. Transferor's U.S. employer identification number is 39-1141446.

3. Transferor's office address is: 3131 E. Camelback Road, Phoenix, AZ 85016.

Transferor understands that this Certification is being fully relied upon by Transferee, that Transferee is not undertaking any independent investigation of the representation set forth herein and that Transferee may disclose any information set forth herein or relating hereto to the Internal Revenue Service or other persons.

Under penalties of perjury, the undersigned declares that he has examined this Certification and to the best of his knowledge and belief it is true, correct and complete, and further declares that he has authority to sign this document on behalf of Transferor.

DATED: ________________, 2015

JOHNSON BANK, a banking corporation organized and existing under the laws of the State of Wisconsin

By: ______________________________

Its: ______________________________

[Transferor]

EXHIBIT D

BILL OF SALE

This Bill of Sale is executed effective as of the __ day of _________, 2015, by JOHNSON BANK, a banking corporation organized and existing under the laws of the State of Wisconsin ("Seller"), in favor of AINA LE'A INC., a Delaware corporation ("Buyer").

For good and valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby, sell, transfer, assign, convey and deliver to Buyer all of Seller's right, title and interest, if any and to the extent title is vested in Seller and is transferable, with no further obligation on the part of Seller to incur cost or expense to enforce or effectuate such right, title, or interest of Seller in the personal property described in Schedule A attached hereto and by reference incorporated herein (collectively, the "Property").

THIS PROPERTY IS BEING TRANSFERRED **"AS IS", "WHERE IS"**, AND **"WITH ALL FAULTS"** AS OF THE DATE OF THIS BILL OF SALE, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. BUYER IS HEREBY ACQUIRING THE PROPERTY BASED SOLELY UPON BUYER'S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS OF THAT PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER OR SELLER'S AGENTS OR CONTRACTORS. SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY.

This Bill of Sale shall inure to the benefit, and be binding upon, each of the parties hereto and their respective successors and assigns. This Bill of Sale and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Arizona, without regard to choice or conflict of laws rules. Seller warrants that the person(s) executing this Bill of Sale on behalf of Seller is duly authorized to do so.

IN WITNESS WHEREOF, Seller executed this Bill of Sale as of the date set forth above.

JOHNSON BANK, a banking corporation
organized and existing under the laws of
the State of Wisconsin

By: ________________________

Its: ________________________

SCHEDULE A
TO
<u>BILL OF SALE</u>

(a) The shares of stock of Lake Pleasant Water Company, an Arizona corporation, and all the shares of stock of Lake Pleasant Sewer Company, an Arizona corporation (collectively, the "**Utility Co. Stock**");

(b) Any water rights, utilities and entitlements acquired by Seller pursuant to the foreclosure of that Deed of Trust, Assignment of Leases and Rents, and Security Agreement dated December 21, 2007, and recorded December 21, 2007 at Recorder's No. 2007-1336595, official records of Maricopa County, Arizona and that UCC-1 Financing Statement filed on January 10, 2008, at File No. 2008-15224929, with the Arizona Secretary of State (including all rights to (i) that Type 2 Non-Irrigation Grandfathered Rights Certificate No. 58-100616.0002 and (ii) that Asset Purchase Agreement dated November __, 2005, by and among Lake Pleasant Water Company, an Arizona corporation; Lake Pleasant Sewer Company, an Arizona corporation; DLGC II, an Arizona limited liability company; and the City of Peoria, a municipal corporation organized and existing pursuant to the laws of the State of Arizona) (collectively, the "**Water Rights**"); and

(c) All personal property, both tangible and intangible, owned by Seller and located in or upon the real property more particularly described on Exhibit "A" attached hereto and made a part hereof (the "Real Property"), including without limitation fixtures, machinery, equipment, building supplies and materials; all assignable licenses, permits and certificates of occupancy related to the Real Property; and all books and records maintained in connection with the Real Property (collectively with the Utility Co. Stock and the Water Rights, the "**Personal Property**").